Exhibit 99.2

Merom Generating

Station (a Component

of Hoosier Energy

Rural Electric

Cooperative, Inc.)

Carve-out Financial Statements as of and for the
Years Ended December 31, 2021 and 2020, and
Independent Auditor’s Report

MEROM GENERATING STATION

INDEPENDENT AUDITOR’S REPORT

Board of Directors
Hoosier Energy Electric Cooperative, Inc.
Bloomington, Indiana

Opinion

We have audited the carve-out financial statements of Merom Generating Station (the “Company” or “Merom Station”), a component of Hoosier Energy Rural Electric Cooperative, Inc. (“Hoosier”), which comprise the carve-out balance sheets as of December 31, 2021 and 2020, and the related carve-out statements of operations and comprehensive income, owner’s net investment, and cash flows for the years then ended, and the related notes to the carve-out financial statements (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Emphasis of Matter

As discussed in Note 1 to the carve-out financial statements, the carve-out financial statements are derived from the accounting records of Hoosier using the historical results of operations and historical basis of assets and liabilities of the Company and include allocations of corporate expenses from Hoosier. The carve-out financial statements may not be indicative of the Company’s future performance and do not necessarily reflect the results of operations, financial position and cash flows had the Company been operated as a separate independent stand-alone entity during the periods presented. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

●	Exercise professional judgment and maintain professional skepticism throughout the audit.

●

Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

●

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

●

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

●

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Deloitte & Touche LLP

January 6, 2023
Indianapolis, Indiana

MEROM GENERATING STATION

CARVE-OUT BALANCE SHEETS
AS OF DECEMBER 31, 2021 AND 2020
(In thousands)

	2021	2020
ASSETS

CURRENT ASSETS:
Fuel	$25,573	$69,906
Materials and supplies	25,324	26,816
Prepayments and other	2,256	2,171

Total current assets	53,153	98,893

PROPERTY, PLANT AND EQUIPMENT—Net	573,487	605,622

DEFERRED CHARGES AND OTHER	12,518	12,026

TOTAL ASSETS	$639,158	$716,541

LIABILITIES AND OWNER’S NET INVESTMENT

CURRENT LIABILITIES:
Accounts payable	$6,846	$10,404
Accrued property taxes	4,331	3,983
Other current liabilities	1,861	1,996

Total current liabilities	13,038	16,383

DEFERRED CREDITS AND OTHER	3,139	-

ASSET RETIREMENT OBLIGATIONS	19,502	19,106

Total liabilities	35,679	35,489

COMMITMENTS AND CONTINGENCIES (Note 8)

OWNER’S NET INVESTMENT	603,479	681,052

TOTAL LIABILITIES AND OWNER’S NET INVESTMENT	$639,158	$716,541

See notes to carve-out financial statements.

MEROM GENERATING STATION

CARVE-OUT STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
(In thousands)

	2021	2020

OPERATING REVENUE	$267,860	$213,748

OPERATING EXPENSES:
Fuel	118,303	64,258
Other production expenses	40,677	36,754
Administrative and general	11,282	11,204
Maintenance	30,789	26,610
Depreciation and amortization	34,574	46,048

Total operating expenses	235,625	184,874

OPERATING MARGIN BEFORE FIXED CHARGES	32,235	28,874

FIXED CHARGES AND OTHER:
Interest expense	23,405	24,007
Other fixed charges and amortization of debt expense	801	595

Total fixed charges and other	24,206	24,602

OPERATING MARGIN	8,029	4,272

NONOPERATING MARGIN:
Other nonoperating expense	(364)	(626)
Nonoperating post-employment benefits—net	(292)	(213)

Total nonoperating margin	(656)	(839)

NET INCOME	7,373	3,433

OTHER COMPREHENSIVE INCOME—Unrealized gain (loss) on pension and other post-retirement benefit plans	308	(101)

COMPREHENSIVE INCOME	$7,681	$3,332

See notes to carve-out financial statements.

MEROM GENERATING STATION

CARVE-OUT STATEMENTS OF OWNER’S NET INVESTMENT
FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
(In thousands)

Owner’s
Net
Investment

BALANCE—December 31, 2019	$694,968

Net income	3,433

Other comprehensive income	(101)

Change in owner’s net investment	(17,248)

BALANCE—December 31, 2020	681,052

Net income	7,373

Other comprehensive income	308

Change in owner’s net investment	(85,254)

BALANCE—December 31, 2021	$603,479

See notes to carve-out financial statements.

MEROM GENERATING STATION

CARVE-OUT STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020
(In thousands)

	2021	2020

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$7,373	$3,433
Adjustments to reconcile net margin to net cash:
Depreciation and amortization, excluding corporate allocations	32,135	43,729
Accretion of asset retirement obligation	396	330
Deferred charges and credits	2,647	2,970
Change in fuel and materials inventories	45,825	(29,332)
Change in accounts payable	(3,558)	(2,485)
Change in other current assets and liabilities	128	(325)

Net cash provided by operating activities	84,946	18,320

CASH FLOWS FROM INVESTING ACTIVITIES—Capital expenditures	-	(971)

Net cash used in investing activities	-	(971)

Proceeds from long-term credit lines	-	-
Payments on long-term credit lines	-	-
Proceeds from long-term borrowings	-	-

CASH FLOWS FROM FINANCING ACTIVITIES—Change in owner's net investment	(84,946)	(17,349)

Net cash used in financing activities	(84,946)	(17,349)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	-	-

CASH AND CASH EQUIVALENTS—Beginning of year	-	-

CASH AND CASH EQUIVALENTS—End of year	$-	$-

SUPPLEMENTAL CASH FLOW INFORMATION—Non-cash investing activities due to increase in asset retirement obligation	$-	$12,543

See notes to carve-out financial statements.

MEROM GENERATING STATION

NOTES TO CARVE-OUT FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2021 AND 2020

(Dollars in thousands)

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Merom Generating Station (“Merom Station”) is a wholly owned component of Hoosier Energy Rural Electric Cooperative, Inc. (“Hoosier”). Merom Station consists of an operating coal generation station located in Sullivan County, Indiana with a capacity of approximately 1,000 MW.

Hoosier is a non-profit electric generation and transmission cooperative providing wholesale electric service to 18 distribution cooperative members in central and southern Indiana and southern Illinois. Each member has entered into a wholesale power contract with Hoosier to supply all electric requirements which remains in effect until January 1, 2055 with automatic five-year extensions each five years beginning January 1, 2024 unless any member or Hoosier gives six months written notice of intent not to renew. Merom Station operates as part of Hoosier’s portfolio of resources available to provide power to its members.

On February 14, 2022, Hallador Energy Company (“Hallador”), through its subsidiary Hallador Power Company, LLC, entered into an asset purchase agreement with Hoosier to acquire Merom Station in return for assuming certain decommissioning costs and environmental liabilities. The transaction includes a 3 ½ year power purchase agreement for Hoosier to purchase up to 100% of the plant’s energy and capacity through May 2023, then reducing purchases to 22% of output and 32% of its capacity from June 2023 through 2025. Under the terms of the contract, Hallador is required to deliver a minimum of 70% of the expected energy quantities subject to the plant availability.

Basis of Accounting—Merom Station maintains its accounts in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Hoosier’s wholesale rates to its members are established by its Board of Directors (the “Board”) and are subject to approval by the Rural Utilities Service (“RUS”). The rates charged by Hoosier for power supplied to its members are based on the revenue required by Hoosier to cover the cost of supplying such power plus an appropriate margin. As a component of a rate-regulated entity, Merom Station’s financial statements reflect actions of regulators that result in the recognition of revenues and expenses in different time periods than enterprises that are not rate-regulated in accordance with ASC 980, Regulated Operations.

Basis of Presentation—The carve-out financial statements have been prepared on a carve-out basis and are derived from the accounting records of Hoosier using the historical results of operations and historical basis of assets and liabilities of Merom Station and include allocations of corporate expenses from Hoosier. Management believes the allocations of corporate expenses were determined on a reasonable basis to reflect all costs of operations on a consistent basis for the periods presented. The carve-out financial statements may not be indicative of Merom Station’s future performance and do not necessarily reflect the results of operations, financial position and cash flows had Merom Station been operated as a separate independent stand-alone entity during the periods presented.

These carve-out financial statements include certain adjustments required to reflect the financial statements on a carve-out basis, consisting of balances and expenses directly attributable to Merom Station and an allocation of corporate expense from Hoosier, including the following:

●

The expense for certain support provided by Hoosier, such as board of directors, corporate executives, information technology, human resources, finance, purchasing, environmental services, facilities support as well as other general overhead costs have been allocated to Merom Station. The costs are included within general and administrative expenses in the carve-out statements of operations and comprehensive income as disclosed in the footnotes. Corporate expense allocations have been determined on a basis management considers to be a reasonable reflection of the utilization of services provided or benefit received by Merom Station during the periods presented. However, these allocations are not based on arms’ length transactions, and it is impractical for management to estimate costs that would be reflective if Merom Station were operating on a stand-alone basis.

●

The determination of the transaction price for Merom Station’s revenue recognition has been determined consistently with historical Hoosier revenue, which is by using a recovery of cost-plus a margin. The margin is approved by Hoosier’s Board and RUS and was 3% and 2% for 2021 and 2020, respectively. The transaction price for Merom revenue recognition is therefore based on the costs determined to be related to Merom as part of these carve-out financial statements. Merom Station’s revenues are based on operating as part of a cooperative and the related contractual rights and do not necessarily reflect what Merom Station’s revenues would be if it was a stand-alone entity selling energy independently outside of the cooperative to non-member customers.

●

Hoosier’s accounts receivable, unrecovered power costs, and over collected power costs balances are comingled among all lines of business and locations as the customer’s receive one combined monthly bill based on all services provided by Hoosier at the approved rates, which are determined based on the recovery of cost-plus margin for the cooperative. These assets and liabilities have not been included in the carve-out financial statements.

●

Hoosier’s third-party debt and related accrued interest payable where Merom Station is not a legal obligor have not been included in the carve-out balance sheet for any of the periods presented as Merom Station is not a legal entity and is not obligated to repay any debt. Hoosier has historically allocated interest expense to Merom Station and therefore the carve-out statements of operations and comprehensive income include allocation of interest expense as well as amortization of debt expense.

●	As these carve-out financial statements present a portion of Hoosier and does not constitute a separate legal entity, the net assets of Merom Station have been presented as Owner’s net investment.

●

As Merom Station is not a separate legal entity, it has no bank accounts and utilizes the centralized cash management system of Hoosier, all allocated expenses have been deemed to have been paid by Merom Station to Hoosier in the period in which the costs were incurred. Transfers of cash to and from Hoosier reflecting certain intercompany transactions and allocated expenses are represented within Owner’s net investment.

●

Merom Station employees participate in the Hoosier multi-employer defined benefit pension plan, defined contribution plans and a postretirement health plan. In addition to the defined benefit pension plan, the postretirement health plan has been accounted for as a multi-employer plan in these carve-out financial statements. Consequently, no assets or liabilities related to the postretirement health plan have been included in the carve-out balance sheet, but the expenses directly attributable to employees of Merom Station as well as a portion being allocated for corporate employees’ support of the business have been included in the carve-out statements of operations and comprehensive income. The costs directly attributable to Merom Station employees are service costs. Interest costs, amortization of prior service costs, amortization of actuarial losses as well as unrecognized actuarial losses reported in other comprehensive income were allocated similar to corporate overhead costs.

●

The deferred tax balances of Merom Station are calculated on a separate return basis. Current income taxes are deemed to have been remitted, in cash, by or to Hoosier in the period the related income taxes were recorded.

Use of Estimates—The presentation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenue and expenses. Actual results could differ from those estimates.

Electric Plant and Maintenance—Electric plant is stated at original cost, including applicable supervisory and overhead costs, and interest on borrowed funds used during construction. Expenditures for maintenance and repairs, including renewals of minor items of property (as distinguished from units of property), are charged to operating expenses. The original cost of depreciable units replaced or retired, including cost of removal, net of salvage, is charged to accumulated depreciation.

Asset Impairment—Long-lived assets held and used by Merom Station are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. Specifically, the evaluation for impairment involves comparison of an asset’s carrying value to the estimated undiscounted cash flows the asset is expected to generate over its remaining life.

If this evaluation were to conclude that the carrying value of the asset is impaired, an impairment charge would be recorded as a charge to operations based on the difference between the asset’s carrying amount and its fair value, to the extent that the Board has not taken action to establish a regulatory asset that will be recovered in future rates. Management has determined that no asset impairment existed in 2021 or 2020.

Fuel—Fuel inventory consists of coal and fuel oil and is valued at the lower of average cost or net realizable value.

Materials and Supplies—Materials and supplies consisting of spare parts and consumables are valued at the lower of average cost or net realizable value and charged to expense or capitalized as plant when installed.

Leases—Merom Station leases railcars and a 15.744% undivided interest in the Merom Station facility asset under long-term operating leases. Operating lease expense is recognized on a straight-line basis over the expected lease term. The lease term begins on the date Merom Station has the right to control the use of the leased property pursuant to the terms of the lease. The difference recognized between rental expense and amount payable under the lease is recorded as deferred rent. Lease payments required in advance are recorded as prepayments.

Regulatory Assets and Liabilities—In accordance with the provisions of ASC 980 certain revenues and expenses are deferred if it is probable that such amounts will be recovered from or returned to customers in future rates (Note 4). A regulatory asset is charged to earnings if and when future recovery in rates of that asset is no longer probable. Revenues and expenses that are deferred are treated as non-cash items in the Statements of Cash Flows in the year of deferral.

Asset Retirement Obligations—ASC 410, Asset Retirement and Environmental Obligations, requires legal obligations associated with the retirement of long-lived assets to be recognized at fair value when incurred and capitalized as part of the related long-lived asset, including conditional asset retirements where an obligation exists even though the method or timing of settlement may be conditional. The liability is accreted to its present value each period and the capitalized cost is depreciated over the useful life of the related asset. When the asset is retired, the entity settles the obligation for its recorded amount or incurs a gain or loss. Merom Station’s asset retirement obligations primarily reflect requirements related to landfill closure costs and coal pile remediation.

The following table represents the details of Merom Station’s asset retirement obligations as reported on the Balance Sheets.

	Beginning	Liabilities	Liabilities		Cash Flow	Ending
	Balance	Incurred	Settled	Accretion	Revisions	Balance

2021	$19,106	$-	$-	$396	$-	$19,502
2020	6,233	-	-	330	12,543	19,106

Income Taxes—Deferred tax assets and liabilities are recognized on the basis of the future tax consequences attributable to temporary differences that exist between the financial statement carrying value of the assets and liabilities and the respective tax values as well as net operating losses and tax credit carryforwards on a tax jurisdiction basis. Deferred tax assets and liabilities are measured using enacted tax rates that will apply in the years in which the temporary differences are expected to be recovered or paid. The effect on deferred tax assets and liabilities of a change in tax rates is recorded in the results of operations in the period that includes the enactment date under law. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Merom Station’s net deferred tax assets have been fully offset by a valuation allowance for all periods presented.

Management establishes reserves for income taxes when, despite the belief that tax positions are fully supportable, there remain certain positions that do not meet the minimum recognition threshold. The approach for evaluating certain and uncertain tax positions is defined by the authoritative guidance which determines when a tax position is more likely than not to be sustained upon examination by the applicable taxing authority. Merom Station regularly assesses the potential outcomes of examinations for the current or prior years in determining the adequacy of Merom Station’s provision for income taxes. No reserves for uncertain tax positions have been recorded. Merom Station does not expect its unrecognized tax benefits to change significantly over the next twelve months.

Revenue Recognition—The revenue recognition principle in Accounting Standards Update (“ASU”) 2014-09 Revenue from Contracts with Customers (Topic 606) is that an entity should recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. ASU 2014-09 also requires expanded disclosures to enable users of the financial statements to understand the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. See related disclosures below.

The revenues of Merom Station are primarily derived from generating wholesale electricity for its customer, Hoosier, who provides the electricity to its customers. Merom Station’s performance obligations are satisfied over time; Hoosier simultaneously receives and consumes the benefits of Merom Station’s performance as electricity is generated. The transaction price for Hoosier and Merom Station’s revenue has been determined using a recovery of cost-plus a margin which is approved by Hoosier’s Board and RUS and is 3% and 2% for 2021 and 2020, respectively. Hoosier bills its customers based on the approved costs plus margin for all facilities, including Merom, on a commingled basis. Merom Station’s revenues are summarized as follows:

Revenue	2021	2020

Electric revenue	$267,456	$213,395
Generation byproduct revenue	218	153
Lease income	186	200

Total revenue	$267,860	$213,748

Electric revenues consist of generating wholesale electricity for its customer, Hoosier, who provides the electricity to its customers.

Generation byproduct revenue consist of the sale of utility plant byproducts including fly ash. Plant byproducts are marketed and sold to external customers and revenue is recognized at the time the goods are transferred.

Lease income consist of rental income from land surrounding the Merom Station plant to the lessee for use in farming. These leases qualify as operating leases with the land remaining on the balance sheet and rental income recognized on a straight-line basis over the life of the lease.

Recently Issued Accounting Standards—In February 2016, the FASB issued ASU 2016‑02 Leases, intended to improve financial reporting involving leasing transactions. The update will require organizations that lease assets to recognize on the Balance Sheets the assets and liabilities for the rights and obligations created by those leases. Under the new guidance, a lessee will be required to recognize assets and liabilities for leases with lease terms of more than twelve months. Implementation of the update will primarily impact the Balance Sheets. It does not include provisions that would significantly impact the Statements of Operations and Comprehensive Income or Statements of Cash Flows. Under ASU 2017-13 and ASU 2020-05, the guidance is effective for annual reporting periods beginning after December 15, 2021 and interim periods beginning after December 15, 2022. Lease obligations subject to the new standard are described in Note 8. Merom Station has not adopted the standard for the carve-out financial statements.

In June 2016, the FASB issued ASU 2016-13 Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, intended to amend guidance on reporting credit losses for assets held at amortized cost basis and available for sale debt securities. For Merom Station, the guidance is effective for annual reporting periods beginning after December 15, 2022 and interim periods within that fiscal year. Management does not expect the adoption of this guidance to have a material impact on Merom Station’s carve-out financial statements or disclosures.

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes, intended to simplify the accounting for income taxes by removing certain exceptions to general tax accounting principles. For nonpublic entities, the amendments in this update are effective for fiscal years beginning after December 15, 2020, and interim periods within that fiscal year. The adoption of this guidance did not have a material impact on Merom Station’s carve-out financial statements or disclosures.

No other new accounting pronouncements issued or effective during the period had or is expected to have a material impact on the carve-out financial statements or disclosures.

2.	COVID-19

During the first quarter of 2020, the outbreak of COVID-19 was declared a pandemic by the World Health Organization, a national emergency by the President of the United States, Donald Trump, and spread throughout the United States. Effects from the COVID-19 pandemic began at the end of the first quarter 2020, when certain commercial and industrial customers served by Hoosier’s members suspended operations. Commercial and industrial loads began to recover near the end of the second quarter 2020 and returned to pre-pandemic levels by 2020 year-end and throughout 2021. Impacts of the pandemic are reflected in the Statements of Operations and Comprehensive Income and include reduced revenue and operating costs in the 2020 financials.

On March 6, 2020, Indiana Governor Eric Holcomb issued Executive Order 20-02 declaring a public health disaster emergency in Indiana attributable to COVID-19. To address the social and economic impacts of COVID-19, Governor Holcomb issued several other executive orders, including Executive Orders 20-05 and 20-33 on March 19, 2020 and June 30, 2020, respectively. Executive Order 20-05 provided that providers of gas and electric utilities, broadband, telecommunication, water and wastewater services were prohibited from disconnecting service to any customer in the State, because these services are essential to Indiana residents and businesses, particularly during this state of public health emergency. Executive Order 20-33 extended the prohibition on utility disconnections until August 14, 2020 pursuant to an order issued by the Indiana Utility Regulatory Commission (“IURC”). On August 12, 2020, the IURC issued an order directing that the disconnect moratorium prohibiting disconnections would not be extended beyond August 16, 2020.

Business disruptions attributable to the pandemic resulted in a reduction in demand for electricity during 2020. Reduced demand resulted in low market power prices for much of 2020. Merom Station was impacted by market conditions and produced less energy as a result. Hoosier’s tariffs include adjustment mechanisms resulting in full recovery of the Merom Station’s costs and are reflected in the revenues in these financial statements.

3.	PROPERTY, PLANT AND EQUIPMENT—NET

Property, plant and equipment—net, at December 31, 2021 and 2020, consists of the following:

	2021	2020

Plant—at original costs	$1,389,371	$1,389,371
Accumulated depreciation	(843,066)	(810,931)

Plant expected to be retired—net	546,305	578,440

Land	27,182	27,182

Property, plant and equipment—net	$573,487	$605,622

Plant expected to be retired—net of $546,305 and $578,440 at December 31, 2021 and 2020, respectively, represents the net unrecovered cost of Merom Station. In November 2020, the Board took action to establish a regulatory asset, pursuant to ASC 980-360-35, for the unrecovered cost of Merom Station. The Board and RUS approved full recovery of the regulatory asset in future rates. The unrecovered costs will be amortized through 2038. Merom Station was depreciated prior to the establishment of the regulatory asset and subsequently amortized.

Depreciation for the Merom Station generating plant is provided on the basis of estimated useful lives at straight-line composite rates, which were 3.10 percent for 2020. Amortization for the Merom Station regulatory asset is provided from 2021 over the period through the end of 2038. Depreciation and amortization expense was $32,136 and $43,729 for 2021 and 2020, respectively.

4.	DEFERRED CHARGES AND CREDITS

Deferred charges, net of accumulated amortization, at December 31, 2021 and 2020, consist of the following:

	2021	2020

Deferred charge for selective catalyst reduction equipment	$1,129	$1,714
Regulatory asset for major outage costs	8,250	10,312
Regulatory asset for plant decommissioning	3,139	-

Deferred charges	$12,518	$12,026

Merom Station recognizes maintenance of certain selective catalyst reduction equipment in deferred charges and amortizes over an expected useful life of two years.

In 2018, a regulatory asset was established to defer major outage costs incurred at Merom Station. The costs are being amortized over eight years, which represents the expected cycle of major maintenance activities at the time the asset was established.

In 2021, a regulatory asset was established to defer the Merom Station employee exit cost settlements related to the expected plant retirement in May 2023. The costs will be amortized over fifteen years beginning in 2023 which is the board-approved recovery period.

Amortization expense related to selective catalyst reduction costs was reported in other production expense in the amount of $585 and $907 in 2021 and 2020, respectively. Amortization expense related to the major outage costs was reported in maintenance expense in the amount of $2,062 and $2,063 in 2021 and 2020, respectively.

In 2021, a liability of $3,139 was recognized to correspond with the regulatory asset established to defer the Merom Station employee exit cost settlements related to the expected plant retirement in May 2023.

5.	INCOMES TAXES

The income taxes for Merom Station have been presented on a separate return basis for the purposes of the carve-out financial statements. Merom Station is not a separate legal entity but is contained within Hoosier. In conjunction with Hoosier’s sale of Merom Station to Hallador, the tax basis for Merom Station presented below will not carryover to Hallador.

The components of income tax expense consist of the following:

	2021	2020

Current tax expense:
Federal	$-	$-
State	-	-

Total income tax expense (benefit)	$-	$-

Deferred tax expense:
Federal	$-	$-
State	-	-

Total income tax expense (benefit)	$-	$-

A reconciliation of income taxes computed at the statutory U.S. federal income tax rate (21%) to the income tax expense reflected in the carve-out statements of operations and comprehensive income is as follows:

	2021	2020

Statutory U.S. federal income tax rate (21%)	$1,548	$721
Increase (reductions) resulting from:
State taxes—net of federal benefits	287	9
Patronage distribution	-	(685)
Other permanent differences	10	12
Expiration of net operating loss carryforwards	4,955	3,286
Change in valuation allowance	(6,800)	(3,343)

Total income tax expense	$-	$-

Significant components of Merom Station’s net deferred tax asset as of December 31, 2021, and 2020 consist of the following:

	2021	2020

Deferred tax asset:
Net operating loss carryforwards (NOLs)	$62,053	$66,498
Difference between book and tax basis of property	21,264	24,283
Asset retirement obligation	4,850	4,752
Other	769	718

Total deferred tax asset	88,936	96,251

Deferred charges	(2,052)	(2,565)

Total deferred tax liability	(2,052)	(2,565)

Net deferred tax asset	86,884	93,686
Valuation allowance	(86,884)	(93,686)

Total deferred tax asset—net of valuation allowance	$-	$-

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. As of December 31, 2021, and 2020, Merom Station has net operating loss carryforwards for federal income tax purposes of $249,563 and $267,648, respectively, which are available to offset future taxable income. As of December 31, 2021, and 2020, Merom Station has net operating loss carryforwards for state income tax purposes of $249,145 and $265,872, respectively, which are available to offset future taxable income. These net operating loss carryforwards will expire between 2022 and 2038. A full valuation allowance has been established to offset these deferred tax assets since management does not expect to realize these net operating loss carryforwards before they expire.

Hoosier files income tax returns in the U.S. jurisdiction and various states. The tax years 2017 through 2021 remain open to examination by the major taxing jurisdictions to which Hoosier is subject. Merom Station has no uncertain tax positions recognized in the financial statements.

6.	RETIREMENT PLANS

Certain employees of Merom Station participate in Hoosier’s retirement plans. In addition to the defined benefit pension plan, the post-retirement health plan has been accounted for as multi-employer plan in the carve-out financial statements in accordance with ASC 715-30-55-64 “Retirement Plans”, which provides that a subsidiary that participates in a parent’s single-employer pension plan should account for its participation in the parent’s plan as a multiemployer pension plan and is not required to report a liability beyond contributions currently due and unpaid in the plan or provide the disclosures required by section 715-80-50. Therefore, no actuarial assets or liabilities related to the post-retirement health plan has been included in the carve-out balance sheet. The costs associated with retirement plans have been based on costs directly attributable to Merom Station employees or allocated to Merom Station based on the relative participation of employees of Merom Station in those plans. A description of these Hoosier retirement plans and the amounts directly attributable to Merom Station are as follows:

Multiemployer Plan—The National Rural Electric Cooperative Association (“NRECA”) Retirement Security Plan (“RS Plan”) is a defined benefit pension plan qualified under Section 401 and tax-exempt under Section 501(a) of the Internal Revenue Code. It is a multiemployer plan under the accounting standards. A unique characteristic of a multiemployer plan compared to a single employer plan is that all plan assets are available to pay benefits of any plan participant. Separate asset accounts are not maintained for participating employers. This means that assets contributed by one employer may be used to provide benefits to employees of other participating employers. The costs of these benefits directly attributable to Merom Station employees was $3,345 and $3,598 in 2021 and 2020, respectively.

In 2013, Hoosier elected to participate in a voluntary prepayment option offered to participants in the RS Plan. Hoosier contributed $19,334 under the prepayment program during 2013. According to RUS guidelines, the amount will be amortized to benefit costs over a ten-year period, which represents the remaining service lives of all plan participants. The prepayment amount is Hoosier’s share, as of January 1, 2013, of future contributions required to fund the RS Plan’s unfunded value of benefits earned to date using RS Plan actuarial valuation assumptions. After making the prepayment, Hoosier’s annual contribution rate was reduced by approximately 25%, retroactive to January 1, 2013. The 25% differential in contribution rates is expected to continue for approximately fifteen years but is subject to change as a result of actual plan experience. Total contributions include amortization of payments made under the voluntary prepayment option. Amortization of the prepayment directly attributable to Merom Station employees was $764 and $830 in 2021 and 2020, respectively.

Retirement Savings Plan―Employees of Hoosier are also eligible to participate in the Retirement Savings Plan of Hoosier Energy Rural Electric Cooperative, Inc. This is a defined contribution, 401(k) plan. Eligible employees are eligible for employer matching contributions. The costs of these benefits directly attributable to Merom Station employees was $465 and $456 in 2021 and 2020, respectively.

Long-Term Disability Plan—Hoosier provides long-term disability benefits to its employees. Prior to September 2016, benefits included payment of 100% of single coverage premiums and 80% of dependent coverage premiums. Following changes to the plan, employees will receive benefits for a maximum of two years or until reaching age 62 and then are required to pay 100% of the retiree-appropriate premium. The costs of these benefits directly attributable to Merom Station employees was $120 and $264 in 2021 and 2020, respectively.

Post-Retirement Health Plan―Hoosier provides post-retirement health benefits to eligible retirees, which include payment of 100% of single coverage premiums and 50% of dependent coverage premiums to age 65 for those eligible employees hired before December 31, 2007. Hoosier funds the plan as health care claims are required to be paid. The service costs directly attributable to Merom Station employees was $60 and $67 in 2021 and 2020, respectively. The interest costs and amortization of actuarial losses as well as the unrecognized actuarial losses in comprehensive income have been allocated as part of corporate overhead allocations as these items were not directly attributable to Merom Station employees. See Note 7 for the corporate overhead allocations.

7.	RELATED PARTY TRANSACTIONS

Merom Station has not historically operated as a separate entity, but a component of Hoosier whereby Hoosier has provided services to support the operations of Merom Station as described below.

Retirement Benefits—The employees of Merom Station participate in retirement benefit plans sponsored by Hoosier. The costs of such plans directly attributable to the employees of Merom Station are disclosed in Note 6. Those amounts do not include employee benefit costs allocated as part of the corporate overhead allocations, which are included in the amounts disclosed below.

Intercompany Transactions—Intercompany transactions between Merom Station and Hoosier have been included in these financial statements and are forgiven at the time the transaction is recorded. The total net effect of the settlement of these intercompany transactions is reflected in the statements of cash flows in Change in owner’s net investment as a financing activity and in the balance sheets as Owner’s net investment.

Corporate Overhead Allocations—The financial information in these carve-out financial statements does not necessarily include all the expense that would have been incurred had Merom Station been a separate, independent entity. As Merom Station is not a separate legal entity, it has no bank accounts and utilizes the centralized cash management system of Hoosier. All allocated expenses have been deemed to have been paid by Merom Station to Hoosier in the period in which the costs were incurred. Hoosier provides Merom Station certain services, including, but not limited to, board of directors, corporate executives, information technology, human resources, finance, purchasing, environmental services, facilities support as well as other support from Hoosier headquarters. The carve-out financial statements of Merom Station reflect an allocation of these costs. When specific identification was not practicable, a proportional cost method was used based on headcount, total operating expense, total generation operating expense, or total generation and transmission & distribution operating expense. All allocated expenses have been deemed to have been paid by Merom Station to Hoosier in the period in which the costs were incurred. Corporate overhead allocations for 2021 and 2020 in the carve-out statements of operations and comprehensive income were as follows:

	2021	2020

Administrative and general	$11,282	$11,204
Maintenance	1,553	1,628
Depreciation and amortization	2,438	2,319
Interest expense	23,405	24,007
Other fixed charges and amortization of debt expense	801	595
Other nonoperating expense	364	626
Nonoperating post-employment benefits—net	292	213

Corporate allocations impact on net income	40,135	40,592

Other comprehensive income—unrealized (gain) loss on pension and other post-retirement benefit plans	(308)	101

Corporate allocations impact on comprehensive income	$40,443	$40,491

8.	COMMITMENTS AND CONTINGENCIES

Coal Supply Agreements—Hoosier has entered into long-term contracts for the supply of coal for Merom Station. Certain of these contracts extend through 2023, and provide for price escalation under certain terms, primarily based on the market price of fuel oil. Coal payments under contracts for 2021 and 2020 were $72,120 and $92,752, respectively, and total minimum payments for the contracts through the year 2023 are:

Years Ending
December 31

2022	$90,705
2023	32,340

$123,045

Rail Car Leases—Hoosier leases one hundred ninety-eight railroad cars used in transporting coal to the Merom Station generating facility. The lease terms range from twelve to fifteen months and rental expense related to rail car leases reported in fuel expense was $492 and $493 in 2021 and 2020, respectively.

Merom Station Facility Asset Lease—In 1986 Hoosier executed a sale lease back transaction related to a portion of the Merom Station assets. The initial 30-year term of the lease was accounted as a capital lease, which ended June 30, 2017. Under a settlement agreement with the Lessor executed on September 28, 2018, the following amendments were made to the original lease agreement:

●	the undivided interest of the Lessor was fixed at 15.744% of the Merom Station,

●	a fixed purchase option at July 1st of each future year was established (these options are in addition to and do not limit or supersede the renewal and purchase options under the original lease),

●	methodology of valuation was agreed to be based on value of Merom Station as a whole multiplied by 15.744%,

●	a 5-year renewal was agreed from July 1, 2017, through June 30, 2022, requiring semi-annual payments, which was accounted for as an operating lease, and

●	dismissal of a lawsuit and mutual release through the date of the settlement agreement.

On December 15, 2021, Hoosier elected to exercise the fair market sales value purchase option. See Note 9 regarding a settlement agreement with the Lessor.

Rental expense related to Merom Station facility asset lease reported in other production expenses was $995 in both 2021 and 2020.

Future annual rental payments under the operating leases for both the rail cars and Merom Station facility asset are:

Years Ending
December 31

2022	$1,199
2023	78

$1,277

Self-Insurance—Hoosier has adopted a self-insured medical plan for the benefit of its employees. Stop loss insurance is maintained for individual claims for each policy year. Merom Station’s expense under the self-insured medical plan was $3,595 and $3,532 for 2021 and 2020, respectively. Liabilities associated with the plan were $166 and $395 as of December 31, 2021, and 2020, respectively, and are included in Other current liabilities in the Balance Sheets.

Environmental—On April 17, 2015, the Environmental Protection Agency (“EPA”) published regulations which include requirements for the disposal of coal combustion residuals (“CCRs”), commonly known as coal ash, from coal-fired power plants. The rule establishes technical requirements for CCR landfills and surface impoundments under subtitle D of the Resource Conservation and Recovery Act. On August 21, 2018, District of Columbia (“DC”) Circuit Court of Appeals vacated and remanded back to EPA provisions in the final CCR Rule that pertained to the exemption from regulation of inactive impoundments at inactive facilities.

On April 22, 2021, the Biden administration announced the Zero Carbon Plan, which requires the United States to achieve 50-52 percent reduction from 2005 levels in economy-wide net greenhouse gas pollution in 2030, and to reach 100 percent carbon pollution-free electricity by 2035. Due to the uncertainty of the rule, Merom Station is unable to estimate the cost of compliance at this time.

The EPA published the Effluent Limitations Guidelines and Standards for the Steam Electric Power Generating Point Source Category rule (“ELG Rule”) on November 3, 2015. The rule sets federal limits on the levels of metals in wastewater that can be discharged from power plants. In April 2017, the EPA issued an administrative stay to delay the compliance deadlines for the ELG Rule while the agency reviews the rule. On August 31, 2020, EPA published the final Steam Electric Reconsideration Rule. The limitations established in the rule could require capital investments at Merom Station if the plant operates beyond planned retirement (Note 3). On August 3, 2021, the EPA initiated a supplemental rulemaking to strengthen discharge limits. The rule did not have a material impact on Merom Station’s financial statements or disclosures.

There are many current environmental and energy policy issues, including those mentioned above, that have the potential to affect electric utilities, including Hoosier. The effect of the outcome of these issues on Merom Station’s operations cannot be estimated.

Legal—Hoosier is occasionally involved in various other claims and lawsuits arising in the normal course of business at Merom Station. While the ultimate results of these other lawsuits or proceedings cannot be estimated with certainty, management does not expect these matters will have a material adverse effect on Merom Station’s financial position, results of operations, or cash flows. See Note 9 for discussion of a lawsuit filed in January 2022 and related settlement in October 2022.

9.	SUBSEQUENT EVENTS

On January 25, 2022, Cyterna, 15.744% owner of Hoosier’s Merom Generating Station, filed a lawsuit in New York Supreme Court claiming Hoosier owes it approximately $79 million in damages for breach of contract related to an alleged decision to retire Merom Station. On October 21, 2022, Cyterna and Hoosier entered into a settlement agreement to terminate the lease and transfer Cyterna’s 15.744% undivided ownership to Hoosier for the payment of $30 million.

On October 21, 2022, Hoosier consummated an agreement to transfer ownership of Merom Station to Hallador Power Company, LLC in return for the assumption of certain decommissioning costs and environmental responsibilities. The transaction includes a 3 ½ year power purchase agreement for Hoosier to purchase certain percentages of the plant’s energy output and capacity.

The financial statements include a review of subsequent events through January 6, 2023, the date the Merom Station financial statements were available to be issued.

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